Exhibit 10.2(9)
Summary of Non-Employee Director Compensation
Non-employee directors receive an annual compensation package valued at $140,000. One half of a director’s annual compensation, or $70,000, will be paid in cash, and one-half will be in equity awards in the form of time-based restricted stock units. Directors who serve as committee chairs receive an additional $10,000 in cash. The director who serves as lead director receives an additional $30,000 in cash; and the non-executive chair receives an additional $60,000 in cash. No additional fee is paid to directors for attendance at Board and committee meetings.
Directors’ time-based restricted stock units have dividend equivalent rights beginning after the first full quarter following the date of grant. The restricted stock units vest one year from the date of grant. Prior to the date of the award, directors elect the payment date of their award, which can be the date of vesting or on the date of the shareholders meeting one or two years next following the vesting date. Each grant will be paid 60% in Belo Series A common stock and 40% in cash. If a director leaves the Board for any reason during the vesting period (the first year of grant), the director will receive a proportionate amount of the grant, paid on the payment date elected. Directors leaving after vesting but before payout will receive full payment on the elected payment date.